Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

(formerly known as Griffin Industrial Realty, Inc.)

CONTACT:

Anthony Galici

Chief Financial Officer

(860) 286-1307

agalici@indusrt.com

Ashley Pizzo

Director of Investor Relations & Capital Markets

(212) 218-7914

apizzo@indusrt.com

INDUS ANNOUNCES DIVIDEND

NEW YORK, NEW YORK (January 13, 2021) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”) announced today that its Board of Directors has declared a dividend to distribute the Company’s accumulated earnings and profits (the “E&P Distribution”) based on the Company’s taxable income through December 31, 2020. The E&P Distribution will be $11,250,000 or $1.99 per share payable to holders of record as of January 22, 2021. Subject to the stockholder elections described below, the E&P Distribution will be a special dividend payable in a combination of cash and shares of the Company’s common stock (the “Common Stock”) with the total amount of cash payable to stockholders set at $3,397,824, equating to $0.60 per share. Stockholders of record will receive election materials to elect, subject to certain limitations, to receive the E&P Distribution either in cash, shares of Common Stock or a fixed combination of cash and shares of Common Stock. The E&P Distribution is expected to be paid on March 8, 2021, following the solicitation period. The Common Stock component of the E&P Distribution will be based on the Company’s two-day volume weighted average price on February 25, 2021 and February 26, 2021. Going forward, INDUS expects to begin making regular quarterly dividend payments, commencing with the quarter ending June 30, 2021.

About INDUS

INDUS (formerly known as Griffin Industrial Realty, Inc.) is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/warehouse properties. INDUS owns 41 buildings totaling approximately 4.6 million square feet (4.2 million of which is industrial/warehouse space) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’s beliefs and expectations regarding future events or conditions including, without limitation, the E&P Distribution and payment of future dividends. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’s Annual Report on Form 10-K for the fiscal year ended November 30, 2019 and the “Risk Factors” sections in each of INDUS’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2020 and INDUS’s Post-Effective Amendment No. 1 to its Registration Statement on Form S-3, filed with the Securities and Exchange Commission on January 4, 2021, respectively. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.